Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (No. 333-190348) filed herewith on Form S-3 of Corning Natural Gas Holding Corporation of our report dated December 23, 2019, relating to the consolidated financial statements, of Corning Natural Gas Holding Corporation., appearing in the Annual Report on Form 10-K of Corning Natural Gas Holding Corporation for the year ended September 30, 2019.

We also consent to the reference to our firm under the heading "Experts" in the Prospectus included in such filing.

/s/ Freed Maxick CPAs, P.C.

Rochester, New York

July 29, 2020